Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 20, 2012, by and among Kraton Polymers LLC, a Delaware limited liability company (the “Company”), Kraton Polymers Capital Corporation, a Delaware Corporation (the “Co-Issuer,” and together with the Company, the “Issuers”), the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 11, 2011, providing for the issuance of 6.75% Senior Notes due 2019 (the “Notes”);

WHEREAS, Section 2.01(c) of the Indenture permits the Issuers to issue Additional Notes from time to time pursuant to a supplemental indenture to the Indenture;

WHEREAS, the Issuers have duly authorized the creation of an issue of $100,000,000 in aggregate principal amount of Additional Notes in a registered offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Issuers have requested that the Trustee enter into this First Supplemental Indenture in order to amend certain provisions of the Indenture pursuant to Section 9.01(l) of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement according to its terms have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II

AMENDMENTS TO THE INDENTURE

SECTION 2.01. AMENDMENT. The Indenture is hereby amended as follows:

(a) The definition of “Registration Rights Agreement” in Section 1.01 shall be amended and restated in its entirety as follows:

“Registration Rights Agreement” means the registration rights agreement with respect to the Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers and, with respect to any Additional Notes not issued in a transaction registered under the Securities Act, one or more registration rights agreements between the Issuers and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuer to the purchasers of such Additional Notes to register such Additional Notes under the Securities Act.

(b) The text of the second paragraph of Section 2.06(g)(i)(B) ( shall be amended and restated in its entirety as follows:

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof), any Unrestricted Global Note or Unrestricted Definitive Note or any Global Note or Definitive Note issued with respect to any Additional Notes originally issued in a transaction registered under the Securities Act, shall not bear the Private Placement Legend.

ARTICLE III

ISSUANCE OF ADDITIONAL NOTES

SECTION 3.01. Pursuant to Section 2.01(c) of the Indenture as amended herein, there is hereby issued an aggregate principal amount of up to $100,000,000 Additional Notes.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. EXECUTION AS SUPPLEMENTAL INDENTURE. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof.

SECTION 4.02. RATIFICATION AND INCORPORATION OF INDENTURE. As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 4.03. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 4.04. SEPARABILITY. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

SECTION 4.05. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 4.06. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 4.07. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and Guarantors and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

KRATON PERFORMANCE POLYMERS, INC.
KRATON POLYMERS LLC
KRATON POLYMERS CAPITAL CORPORATION

By:	/s/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Vice President and Chief Financial Officer

ELASTOMERS HOLDINGS LLC

By:	/s/ Stephen E. Tremblay

Name:	Stephen E. Tremblay
Title:	Vice President and Chief Financial Officer

KRATON POLYMERS U.S. LLC

By:	/s/ Stephen E. Tremblay

Name:	Stephen E. Tremblay
Title:	Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A. (FORMERLY WELLS FARGO BANK MINNESOTA, N.A.), as Trustee

By:	/s/ John C. Stohlmann
Name:	John C. Stohlmann
Title:	Vice President